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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT


      AGREEMENT made as of the 10th day of April, 1998 between BELL TECHNOLOGY GROUP LTD. ("Company"), a Delaware corporation having an office at 295 Lafayette Street, New York, New York 10012 and MARC H. BELL ("Executive"), residing at 39 Mather Road, Stamford, Connecticut 06903.

      WHEREAS, Executive was the founder of the Company and has increased its revenues by 400% over the past three years; and

      WHEREAS, Executive has been instrumental in obtaining financing for the future growth of the Company; and

      WHEREAS, Executive has provided extraordinary leadership for the Company through its formative years; and

      WHEREAS, chief executive officers at comparable companies in comparable positions would have received greater compensation over the past three years; and

      WHEREAS, the Company wishes to reward Executive for his prior activities and accomplishments on behalf of the Company, and to provide for a fair and adequate compensation for the future.

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

      1. EMPLOYMENT. TERM. Company hereby employs Executive, and Executive hereby accepts employment with Company with the duties hereinafter set forth, for a period commencing on June 1, 1998 and ending June 30, 2005 subject, however, to earlier termination in accordance with the provisions of this Agreement. At the conclusion of the initial term, this Agreement shall automatically renew on a month-to-month basis unless terminated by either party hereto by 30 days' prior written notice to the other.

      2. DUTIES. Executive shall be President and Chief Executive Officer of Company. Executive shall be responsible for setting general business and financial plans for the long term and day-to-day operations of the Company, the recruitment and hiring of management personnel, the supervision of existing management and executive personnel, and the setting of executive and management terms of employment. Executive shall perform such other duties as the Board of Directors may designate and which are not inconsistent with this Agreement and would be generally performed by a chief executive officer. Executive agrees that during the term of this Agreement, Executive shall work exclusively for the Company and shall not work as an agent or representative for any other person, firm or entity, or work as an independent contractor for hire.
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3. COMPENSATION AND RELATED MATTERS.

      3.01 FIXED SALARY. As compensation for Executive's services Company shall pay Executive a salary of $350,000 per annum (the "Fixed Salary") in equal monthly (or more frequent) installments less appropriate payroll deductions as required by law. Executive's Fixed Salary shall be increased by 5% on the first day of each fiscal year during the term of this Agreement, provided, however, that the first such increase shall be on October 1, 1999.

      3.02 BONUS. In addition to his Fixed Salary, Executive shall receive a bonus (the "Bonus") equal to 10,000 times the increase, if any, in the per share Fair Market Value (as that term is hereinafter defined) of the Company's Common Stock on the 30th day of each June during the term of this Agreement (or the next succeeding business day if such date shall not be a business day) over the higher of (a) the per share Fair Market Value of the Company's Common Stock on July 1st of the prior year (or the next succeeding business day if such date shall not be a business day) and (b) the highest per share Fair Market Value of the Company's Common Stock on any July 1 during the term of this Agreement (or the next succeeding business day if such date shall not be a business day). Such Bonus shall be payable no later than the 1st day of August of each twelve (12) month period. The first year for which such Bonus shall be payable, if due, shall be the year ended June 30, 1999.

      3.03 STOCK OPTIONS.

            (a) Executive has been granted an option pursuant to the Company's 1998 Stock Option Plan to purchase 69,500 shares of the Company's Common Stock at a price of $7.15 per share, which was 110% of the Fair Market Value on the date of grant, exercisable at the rate of 13,900 shares per year over a period of five years.

            (b) Executive has been granted an additional option pursuant to the Company's 1998 Stock Option Plan to purchase 142,000 shares of the Company's Common Stock at a price of $6.50 per share, which was the then Fair Market Value on the date of grant, exercisable six months after the grant thereof and conditioned upon the closing of a financing arrangement through Furman Selz LLC or another source.

            (c) On October 1 of each fiscal year during the term of this Agreement Executive shall be granted an option to purchase that number of shares of Common Stock as shall equal 25% of the increase, if any, in the number of shares of Common Stock issued and outstanding on the September 30 immediately preceding the date of grant of such option over the number of issued and outstanding shares of Common Stock on the immediately preceding October 1, provided, however, that (i) for purposes of this calculation, treasury shares shall not be deemed to be issued and


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outstanding and (ii) any increase which is the result of stock splits or stock dividends, shall not be taken into account. Such stock options shall be either incentive stock options or non-qualified stock options for purposes of the Internal Revenue Code of 1986, as amended, at the option of Executive, which option shall be set forth in a written notice to the Company no later than the date of grant. The exercise price of such stock options shall be the Fair Market Value of the Company's Common Stock on the date of grant unless such stock option shall be an incentive stock option, in which event the exercise price shall be 110% of such Fair Market Value. Such stock option shall be exercisable in whole or in part commencing with the 1st day of April next succeeding the date of grant and shall terminate on the tenth anniversary of the date of grant unless such stock option shall be an incentive stock option, in which event the termination date shall be the fifth anniversary of the date of grant. Such stock option shall be evidenced by an agreement containing such other terms and conditions as the Company and Executive shall agree. The Company shall take all such steps as shall be necessary to effectuate the foregoing including, without limitation, proposing new stock option plans for approval by the Company's stockholders and reserving a sufficient number of authorized but unissued shares to permit the purchase of the shares pursuant to the stock options granted hereunder.

      3.04 FAIR MARKET VALUE. For the purpose of any computation under this Agreement, the Fair Market Value per share of Common Stock at any date shall be deemed to be the closing price on the last day on which the Company's shares of Common Stock were traded immediately preceding the date the calculation is to be made, as reported by Nasdaq, Inc., or such national securities exchange on which such Common Stock shall then be listed, or if not reported on Nasdaq or such national securities exchange, the fair market value of such common stock as determined by the Board of Directors in good faith and based on all relevant factors.

      3.05 EXPENSES. Company shall pay or reimburse Executive for all reasonable travel (including automobile), hotel, entertainment and other business expenses incurred in the performance of Executive's duties upon submission of appropriate vouchers and other supporting data.

      3.06 AUTOMOBILE. Company shall provide to Executive an automobile and shall pay or reimburse Executive for all insurance, gasoline, garage, maintenance and repair and other expenses incurred in use of an automobile upon submission of appropriate vouchers, receipts and other supporting data.

      3.07 BENEFITS. Executive and his eligible dependents shall be entitled to
(i) participate in all general pension, profit-sharing, life, medical, disability and other insurance and executive benefit plans at any time in effect for senior executives of Company, provided, however, that nothing herein shall


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obligate Company to establish or maintain any executive benefit plan, whether of the type referred to in this clause (i) or otherwise, and (ii) four (4) weeks paid vacation during each twelve-month period of employment at mutually agreeable times.

      3.08 LOAN. In consideration of the execution and delivery of this Agreement by Executive, Company agrees to lend to Executive (upon demand by Executive, from time to time during the term of this Agreement) up to an aggregate of One Hundred Fifty-Five Thousand Dollars ($155,000) (the "Loans"). Each such Loan shall be evidenced by a promissory note and shall (a) bear interest at the rate of 8% per annum payable quarterly in arrears, provided, however, that interest shall accrue for the first two years of each such Loan
(b) may be prepaid at any time without penalty, and (c) shall become due and payable in its entirety on the fifth anniversary of the date such Loan was made. It is understood and agreed that the currently outstanding Loans made by Company to Executive will continue to be governed by the promissory notes evidencing them.

      3.09 KEY PERSON INSURANCE. Executive agrees that Company shall have the right, at any time during this Agreement, to purchase a term insurance policy on his life in the amount of $1,000,000, or such greater amount as the Company shall determine. All premiums payable with respect to such policy shall be the sole obligation of Company. The proceeds therefrom shall be payable to Company.

      3.10 DISABILITY INCOME INSURANCE. Company shall pay for a disability income insurance policy which will pay benefits to Executive in the amount of at least Six Thousand Dollars ($6,000) per month after a 30-day waiting period. Ownership of such policy shall be vested in Executive, provided, however, that, during the term of this Agreement, Executive's compensation under this Agreement shall be reduced by the amount of disability income insurance proceeds actually received by Executive from policies paid for by Company.

      4. TERMINATION FOR CAUSE; DEATH.

      4.01 FOR CAUSE. Company shall have the right to terminate the employment of Executive hereunder at any time for cause without prior notice (except as otherwise hereinafter provided). For purposes of the preceding sentence "for cause" shall mean and include, without limitation, the occurrence of any of the following acts or events by or relating to Executive: (i) habitual insobriety of Executive while performing his duties hereunder; (ii) any material breach of any obligations of Executive under this Agreement which remains uncured for more than twenty (20) days after written notice thereof by Company to Executive; (ii) theft or embezzlement from Company or any other material acts of dishonesty;
(iii) repeated insubordination respecting reasonable orders or directions of Company's Board of Directors; or (iv) conviction of a crime (other than traffic


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violations and minor misdemeanors). In the event of termination for cause,
Executive's Fixed Salary shall terminate as of the effective date of termination of employment after written notice thereof.

      4.02 DEATH. In the event of Executive's death, Executive's Fixed Salary shall continue until the end of the initial term.

      4.03 PRO RATION OF BONUS. In the event of termination of this Agreement under Section 4.01 hereof, Executive's Bonus shall be prorated by multiplying it by a fraction the numerator of which is equal to the number of days in the year prior to termination and the denominator of which is 365.

      5. MISCELLANEOUS.

      5.01 NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to Executive at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third business day after the date of mailing if mailed.

      5.02 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Executive under this Agreement may not be assigned or delegated.

      5.03 GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws. The parties agree that New York, New York shall be the proper place of jurisdiction for the determination of any disputes arising from this Agreement and the parties consent to jurisdiction of the Courts of the State of New York and the Federal Courts located therein. The invalidity or unenforceability of any provision of this Agreement, or the application thereof to any person or circumstance, in any jurisdiction shall in no way impair, affect or prejudice the balance of this Agreement, which shall remain in full force and effect, or the application thereof to other persons and circumstances.

      5.04 ENTIRE AGREEMENT; MODIFICATION; WAIVER; INTERPRETATION. This Agreement contains the entire agreement and understanding between the parties with respect to the subject


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matter hereof and supersedes all prior negotiations and oral understandings, if any. Without limiting the generality of the foregoing, it is agreed that the Employment Agreement between Company and Executive dated as of October 1, 1995 is hereby terminated on the commencement date of this Agreement. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

      5.05 ATTORNEY'S FEES. If any litigation arises out of the breach by either party hereto of any term or provision of this Agreement, the prevailing party shall be liable for all reasonable attorney's fees and expenses incurred in connection with any action for damages or the enforcement of any provision of this Agreement brought by the other party.


      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    BELL TECHNOLOGY GROUP LTD.



                                    By _____________________________________
                                       Robert Bell, Executive Vice President

                                    EXECUTIVE


                                    ________________________________________
                                                  Marc H. Bell


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